Exhibit 2.2 Agreement for Share Exchange dated as of February 3, 2003, by and among Clamshell Enterprises, Inc., and ShutterPort, Inc.

                          AGREEMENT FOR SHARE EXCHANGE

         THIS AGREEMENT FOR SHARE EXCHANGE (this "Agreement") is dated as of February 3, 2003, by and among CLAMSHELL ENTERPRISES, INC., a Nevada corporation ("CLAMSHELL") and SHUTTERPORT, INC., a Florida corporation ("SHUTTERPORT").

                                    RECITALS:

         WHEREAS, CLAMSHELL and SHUTTERPORT desire to complete a share exchange transaction pursuant to which CLAMSHELL shall acquire all of the issued and outstanding common stock of SHUTTERPORT solely in exchange for the issuance of shares of voting stock of CLAMSHELL; and

         WHEREAS, the Board of Directors of CLAMSHELL and the Board of Directors of SHUTTERPORT have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

         NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE I
                                  THE EXCHANGE

         1.1 THE EXCHANGE. At the Closing (as hereinafter defined), CLAMSHELL shall acquire all of the issued and outstanding common stock of SHUTTERPORT (other than "Dissenting Shares," if any, as that term is defined in Section 5.2(d) hereof). Consideration to be issued by CLAMSHELL in exchange for the SHUTTERPORT shares shall be the issuance of one share of common stock of CLAMSHELL (the

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"Exchange Shares") for each share of SHUTTERPORT stock acquired. The Exchange shall take place upon the terms and conditions provided for in this Agreement and applicable state law. Exclusive of shares issuable in the future upon exercise of warrants, options, and/or any other rights to acquire shares of CLAMSHELL which may be outstanding following closing hereunder, after taking into account the anticipated cancellation of 3,331,000 previously issued and outstanding shares of CLAMSHELL, pursuant to and in accordance with the provisions of Section 4.5 hereof, and assuming that there are no Dissenting Shares in SHUTTERPORT, immediately after such closing there shall be a total of approximately 6,581,562 shares of common stock of CLAMSHELL issued and outstanding. For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

         1.2 CLOSING AND EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF CLAMSHELL. CLAMSHELL represents and warrants to SHUTTERPORT as follows:

         (a) ORGANIZATION, STANDING AND POWER. CLAMSHELL is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

         (b) CAPITAL STRUCTURE. As of the date of execution of this Agreement, the authorized capital stock of CLAMSHELL consists of 50,000,000 shares of Common Stock with a par value of $0.001 per share, of which 3,985,900 shares are currently issued and outstanding,

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         and 5,000,000 shares of Preferred Stock with a par value of $0.001, of which no shares are currently issued and outstanding. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of CLAMSHELL approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as otherwise specified herein, as of the date of execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from CLAMSHELL at any time, or upon the happening of any stated event, any shares of the capital stock of CLAMSHELL whether or not presently issued or outstanding.

         (c) CERTIFICATE OF INCORPORATION, BYLAWS, AND MINUTE BOOKS. The copies of the Articles of Incorporation and of the Bylaws of CLAMSHELL which have been delivered to SHUTTERPORT are true, correct and complete copies thereof. The minute book of CLAMSHELL, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of CLAMSHELL since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

         (d) AUTHORITY. CLAMSHELL has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of CLAMSHELL. No other corporate or shareholder proceedings on the part of CLAMSHELL are necessary to authorize the Exchange, or the other transactions contemplated hereby.

         (e) CONFLICT WITH OTHER AGREEMENTS; APPROVALS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of

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         the Articles of Incorporation or Bylaws or any organizational document of CLAMSHELL or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CLAMSHELL which violation would have a material adverse effect on CLAMSHELL taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to CLAMSHELL in connection with the execution and delivery of this Agreement by CLAMSHELL or the consummation by CLAMSHELL of the transactions contemplated hereby.

         (f) BOOKS AND RECORDS. CLAMSHELL has made and will make available for inspection by SHUTTERPORT upon reasonable request all the books of CLAMSHELL relating to the business of CLAMSHELL. Such books of CLAMSHELL have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to SHUTTERPORT by CLAMSHELL are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

         (g) COMPLIANCE WITH LAWS. CLAMSHELL is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

         (h) SEC FILINGS. CLAMSHELL filed a registration statement on Form 10-SB under the Securities Exchange Act of 1934 on May 6, 2002, which was subsequently amended on June 14, 2002 and September 20, 2002. In accordance with Section 12(g) under the 1934 Act such registration statement became effective on or about July 5, 2002. Thereafter, CLAMSHELL has filed all periodic reports required to be filed with the Securities and Exchange Commission and as of the date hereof, is current in its filing obligations.

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         (i) FINANCIAL STATEMENTS AND TAX RETURNS. Copies of CLAMSHELL's audited financial statements for the fiscal year ended December 31, 2002 and of its tax return for the year 2001 have been delivered to SHUTTERPORT.

         (j) LITIGATION. There is no suit, action or proceeding pending, or, to the knowledge of CLAMSHELL, threatened against or affecting CLAMSHELL which is reasonably likely to have a material adverse effect on CLAMSHELL, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CLAMSHELL having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

         (k) TAX RETURNS. CLAMSHELL has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon CLAMSHELL.

         2.2 REPRESENTATIONS AND WARRANTIES OF SHUTTERPORT. SHUTTERPORT represents and warrants to CLAMSHELL as follows:

         (a) ORGANIZATION, STANDING AND POWER. SHUTTERPORT is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

         (b) CAPITAL STRUCTURE. The authorized capital stock of SHUTTERPORT consists of 50,000,000 shares of Common Stock with no par value. As of the date of execution of this Agreement, it has a total of 5,926,662 shares of common stock issued and outstanding. All outstanding shares of SHUTTERPORT stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer. All of the issued and outstanding shares of SHUTTERPORT were issued in compliance with all applicable securities laws. Except as otherwise specified herein, there are no options,

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

         warrants, calls, agreements or other rights to purchase or otherwise acquire from SHUTTERPORT at any time, or upon the happening of any stated event, any shares of the capital stock of SHUTTERPORT.

         (c) CERTIFICATE OF INCORPORATION, BYLAWS AND MINUTE BOOKS. The copies of the Articles of Incorporation and of the other corporate documents of SHUTTERPORT which have been delivered to CLAMSHELL are true, correct and complete copies thereof. The minute books of SHUTTERPORT which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of SHUTTERPORT since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

         (d) AUTHORITY. SHUTTERPORT has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of at least a majority of all issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of SHUTTERPORT are necessary to authorize the Exchange and the other transactions contemplated hereby.

         (e) CONFLICT WITH AGREEMENTS; APPROVALS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of SHUTTERPORT or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SHUTTERPORT or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to SHUTTERPORT in connection with the execution and delivery of this Agreement by SHUTTERPORT, or the consummation by SHUTTERPORT of the transactions contemplated hereby.

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

         (f) FINANCIAL STATEMENTS. Copies of SHUTTERPORT's audited financial statements for the year ended December 31, 2002 have been delivered to CLAMSHELL.

         (g) BOOKS AND RECORDS. SHUTTERPORT has made and will make available for inspection by CLAMSHELL upon reasonable request all the books of account, relating to the business of SHUTTERPORT. Such books of account of SHUTTERPORT have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to CLAMSHELL by SHUTTERPORT are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

         (h) COMPLIANCE WITH LAWS. SHUTTERPORT is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

         (i) LIABILITIES AND OBLIGATIONS. SHUTTERPORT has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the SHUTTERPORT financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

         (j) LITIGATION. There is no suit, action or proceeding pending, or, to the knowledge of SHUTTERPORT threatened against or affecting SHUTTERPORT, which is reasonably likely to have a material adverse effect on SHUTTERPORT, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against SHUTTERPORT having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

         (k) TAXES. SHUTTERPORT has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and SHUTTERPORT has paid, or made adequate provision for the payment of all

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         taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. SHUTTERPORT knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefor.

         (l) LICENSES, PERMITS; INTELLECTUAL PROPERTY. SHUTTERPORT owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

                                   ARTICLE III
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         3.1 COVENANTS OF SHUTTERPORT AND CLAMSHELL. During the period from the date of this Agreement and continuing until the Effective Time, SHUTTERPORT and CLAMSHELL each agree as to themselves and their related entities that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

         (a) ORDINARY COURSE. Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

         (b) DIVIDENDS; CHANGES IN STOCK. No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

         (c) ISSUANCE OF SECURITIES. No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

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

         (d) GOVERNING DOCUMENTS. No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

         (e) NO DISPOSITIONS. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

         (f) INDEBTEDNESS. No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

         3.2 OTHER ACTIONS. No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

         4.1 RESTRICTED CLAMSHELL SHARES. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to an exemption from such registration requirements for transactions not involving a public offering. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and applicable state securities laws and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act and applicable state securities laws or in reliance upon an available exemption therefrom. The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

         4.2 ACCESS TO INFORMATION. Upon reasonable notice, CLAMSHELL and SHUTTERPORT shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during

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such period, each of CLAMSHELL and SHUTTERPORT shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

         4.3 LEGAL CONDITIONS TO EXCHANGE. Each of CLAMSHELL and SHUTTERPORT shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by CLAMSHELL or SHUTTERPORT or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

         4.4 CLAMSHELL BOARD OF DIRECTORS AND OFFICERS. The current directors of CLAMSHELL shall resign as of the Closing Date after appointing successors designated by SHUTTERPORT.

         4.5 CANCELLATION OF CLAMSHELL SHARES. By execution of this Agreement, ShutterPort hereby agrees that as soon as reasonably possible following the closing of the Exchange, it shall surrender for cancellation the 3,331,000 shares of CLAMSHELL which it purchased pursuant to and in accordance with the terms of the Stock Purchase Agreement dated January 31, 2003. It is hereby acknowledged and agreed that upon cancellation of such shares they shall become treasury stock of CLAMSHELL and shall not be considered to be part of the issued and outstanding common stock of CLAMSHELL.

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                                    ARTICLE V
                              CONDITIONS PRECEDENT

         5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE EXCHANGE. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

         5.2 CONDITIONS TO OBLIGATIONS OF CLAMSHELL. The obligation of CLAMSHELL to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by CLAMSHELL:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of SHUTTERPORT set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and CLAMSHELL shall have received a certificate signed on behalf of SHUTTERPORT by the President of SHUTTERPORT to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF SHUTTERPORT. SHUTTERPORT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CLAMSHELL shall have received a certificate signed on behalf of SHUTTERPORT by the President to such effect.

         (c) CLOSING DOCUMENTS. CLAMSHELL shall have received such certificates and other closing documents as counsel for CLAMSHELL shall reasonably request.

         (d) DISSENTING SHARES. The number of shares of common stock of SHUTTERPORT with respect to which objections to the share exchange and demands for payment of the fair value thereof shall have been made in accordance with the provisions of Section of the Florida Revised Statutes, and with respect to which such demands shall not have been withdrawn with the consent of SHUTTERPORT and CLAMSHELL shall not exceed three percent (3%) of the number of shares entitled to object and make such demand.

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         (e) CONSENTS. SHUTTERPORT shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of CLAMSHELL, individually or in the aggregate, have a material adverse effect on SHUTTERPORT and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. SHUTTERPORT shall also have received the approval of its shareholders in accordance with applicable law.

         (f) DUE DILIGENCE REVIEW. CLAMSHELL shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of SHUTTERPORT and shall not have determined that any of the representations or warranties of SHUTTERPORT contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that SHUTTERPORT is otherwise in violation of any of the provisions of this Agreement.

         (g) PENDING LITIGATION. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of CLAMSHELL, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against SHUTTERPORT, the consequences of which, in the judgment of CLAMSHELL, could be materially adverse to SHUTTERPORT.

         5.3 CONDITIONS TO OBLIGATIONS OF SHUTTERPORT. The obligation of SHUTTERPORT to effect the Exchange is subject to the satisfaction of the following conditions unless waived by SHUTTERPORT:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CLAMSHELL set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date,

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

         except as otherwise contemplated by this Agreement, SHUTTERPORT shall have received a certificate signed on behalf of CLAMSHELL by the President to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF CLAMSHELL. CLAMSHELL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SHUTTERPORT shall have received a certificate signed on behalf of CLAMSHELL by the President to such effect.

         (c) SHAREHOLDER APPROVAL. Shareholders holding not less than a majority of all issued and outstanding shares of SHUTTERPORT which are entitled to vote to approve the proposed share exchange transaction shall have consented to or voted in favor of completion of the proposed transaction.

         (d) OPINION OF COUNSEL FOR CLAMSHELL. SHUTTERPORT shall have received an opinion dated the Closing Date from counsel for CLAMSHELL, in form and substance reasonably satisfactory to SHUTTERPORT and its counsel relating to such matters as are customarily delivered in connection with a Exchange transaction.

         (e) CLOSING DOCUMENTS. SHUTTERPORT shall have received such certificates and other closing documents as counsel for SHUTTERPORT shall reasonably request.

         (f) CONSENTS. CLAMSHELL shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

         (g) DUE DILIGENCE REVIEW. SHUTTERPORT shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of CLAMSHELL and shall not have determined that any of the representations or warranties of CLAMSHELL contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that CLAMSHELL is otherwise in violation of any of the provisions of this Agreement.

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

         (h) PENDING LITIGATION. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of SHUTTERPORT, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against CLAMSHELL the consequences of which, in the judgment of SHUTTERPORT, could be materially adverse to CLAMSHELL.

                                   ARTICLE VI
                            TERMINATION AND AMENDMENT

         6.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

         (a) by mutual consent of CLAMSHELL and SHUTTERPORT;

         (b) by either CLAMSHELL or SHUTTERPORT if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

         (c) by either CLAMSHELL or SHUTTERPORT if the Exchange shall not have been consummated before March 31, 2003.

         6.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either SHUTTERPORT or CLAMSHELL as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         6.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, provided no amendment shall be made which by law

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

requires approval by the shareholders of any party without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         6.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE VII
                               GENERAL PROVISIONS

         7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

         7.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


         (a) If to CLAMSHELL to:         5150 N. Tamiami Trail, Suite 202
                                         Naples, Florida 34103

         (b) If to SHUTTERPORT, to:      1515 North Federal Highway
                                         Boca Raton, Florida 33432

         7.3 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this

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Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

         7.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         7.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         7.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

         7.7 NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

         7.8 PUBLICITY. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

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         7.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that CLAMSHELL may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of such company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above.


                                        CLAMSHELL ENTERPRISES,  INC.

                                        By: /S/ JAMES J. CHARLES
                                            James J. Charles, President

                                        SHUTTERPORT, INC.

                                        By: /S/ MARTIN BERNS
                                            Martin Berns, President



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